                                                                    Exhibit 12
                                                                    ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED SECURITIES DISTRIBUTIONS

                                                                                         February 4, 1997
                                                           Years ended December 31,       (inception) to
                                                        -----------------------------       December 31,
(dollars in thousands)                                    1999             1998                1997
---------------------------------------------------------------------------------------------------------
Earnings............................................         $8,619           $8,619               $7,781
                                                             ======           ======               ======
Fixed charges.......................................         $   --           $   --               $   --
Preferred securities distribution...................          8,360            8,360                7,547
                                                             ------           ------               ------
Total combined fixed charges and preferred
    securities distributions........................         $8,360           $8,360               $7,547
                                                             ======           ======               ======
Ratio of earnings to combined fixed charges
    and preferred securities distributions..........          1.03              1.03                 1.03
                                                             ======           ======               ======